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As filed with the Securities and Exchange Commission on July 22, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

HealtheTech, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	77-0478611
(State of incorporation)	(I.R.S. Employer Identification Number)

523 Park Point Drive, 3rd Floor
Golden, CO 80401
(Address, including zip code, of principal executive offices)

1998 Stock Plan
1999 Softcare Stock Option Plan
2002 Stock Plan
2002 Director Option Plan
Employee Stock Purchase Plan
(Full Titles of the Plans)

James R. Mault, M.D.
Chairman and Chief Executive Officer
HealtheTech, Inc.
523 Park Point Drive, 3rd Floor
Golden, Colorado 80401
(Name and address of agent for service)

(303) 526-5085
(Telephone number, including area code, of agent for service)

Copies to:
John T. Sheridan, Esq.
Anthony T. Kikuta, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.001 par value: Issued under the 1998 Stock Plan	3,783,501 shares	$4.12	$15,588,024.12	$1,434.10

Common Stock, $0.001 par value: Issued under the 1999 Softcare Stock Option Plan	8,512 shares	$4.58	$38,984.96	$3.59

Common Stock, $0.001 par value: Available for issuance under the 2002 Stock Plan	3,333,333 shares	$7.85	$26,166,664.05	$2,407.33

Common Stock, $0.001 par value: Available for issuance under the 2002 Director Option Plan	200,000 shares	$7.85	$1,570,000	$144.44

Common Stock, $0.001 par value: Available for issuance under the Employee Stock Purchase Plan	933,333 shares	$7.85	$7,326,664.05	$674.05

Totals:	8,258,679 shares		$50,690,337.18	$4,663.51

(1)
The Proposed Maximum Offering Price Per Share was estimated in part pursuant to Rule 457(h) under the Securities Act, and, in part, pursuant to Rule 457(c) under the Securities Act. With respect to (i) 3,783,501 shares which are subject to outstanding options to purchase Common Stock under the 1998 Stock Plan and (ii) 8,512 shares which are subject to outstanding options to purchase Common Stock under the 1999 Softcare Stock Option Plan, the Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(h) under which Rule the per share price of options to purchase stock under an employee stock option plan may be estimated by reference to the exercise price of such options. The weighted average exercise price of the 3,783,501 shares subject to outstanding options under the 1998 Stock Plan to be registered is $4.12. The weighted average exercise price of the 8,512 shares subject to outstanding options under the 1999 Softcare Option Plan to be registered is $4.58. With respect to (i) 3,333,333 shares of Common Stock available for future grant under the 2002 Stock Plan, (ii) the 200,000 shares of Common Stock available for future grant under the 2002 Director Option Plan, and (iii) the 933,333 shares of Common Stock available for future grant under the Employee Stock Purchase Plan, the Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) whereby the per share price was determined by reference to the average between the high and low prices reported in the Nasdaq National Market on July 17, 2002, which average was $7.85. The number referenced above in the table entitled "Proposed Maximum Offering Price Per Share" represents a weighted average of the foregoing estimates calculated in accordance with Rules 457(h) and 457(c).

PART II
INFORMATION REQUIRED IN FORM S-8 REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents and information previously filed with the Commission by us are hereby incorporated by reference in this registration statement:

        (1)  The registration statement on Form S-1 (Registration No. 333-86076) filed under the Securities Act of 1933, as amended, in the form declared effective on July 12, 2002 including the prospectus dated July 12, 2002 as filed by the us pursuant to Rule 424(b) on July 15, 2002.

        (2)  The description of our Common Stock contained in our registration statement on Form 8-A filed with the Commission on June 17, 2002 pursuant to Section 12(g) of the Exchange Act.

        (3)  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than the exhibits to those documents. You should direct any requests for documents to Attn: Investor Relations, HealtheTech, Inc., 523 Park Point Drive, 3rd Floor, Golden, Colorado 80401, telephone (303) 526-5085.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Our amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

        Our bylaws require that we indemnify our directors and officers to the extent permitted by Delaware law. We may, in our discretion, indemnify other employees and agents to the extent permitted by Delaware law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any of our officers, directors, employees or other agents for any liability incurred in that capacity or arising out of that status, regardless of whether indemnification is permitted under Delaware law.

        We have also entered into agreements to indemnify our directors and officers. These agreements indemnify our directors and officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of our company, arising out of their services as one of our directors or officers, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. In addition, we have obtained directors' and officers' insurance providing indemnification for some of our directors, officers and employees for certain liabilities.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit Number		Description
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of the securities being registered
10.1		1999 Softcare Stock Option Plan
10.2	(1)	1998 Stock Plan
10.3	(1)	2002 Stock Plan and related agreements
10.4	(1)	2002 Employee Stock Purchase Plan and related agreements
10.5	(1)	2002 Director Option Plan and related agreements
23.1		Consent of KPMG LLP, Independent Auditors
23.2		Consent of Counsel (contained in Exhibit 5.1)
24.1		Power of Attorney (see page II-5)

(1)
These documents are incorporated by reference to our registration statement on Form S-1 (File No. 333-86076) as declared effective by the Securities and Exchange Commission on July 12, 2002.

Item 9. Undertakings.

        (a)  We hereby undertake:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on July 19, 2002.

HEALTHETECH, INC.
By:	/s/ JAMES R. MAULT James R. Mault, M.D. Chairman and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Mault and Stephen E. Webb, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8 and to perform any acts necessary in order to file such amendments, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or their or his or her substitutes, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES R. MAULT James R. Mault, M.D.	Chairman and Chief Executive Officer (Principal Executive Officer)	July 19, 2002
/s/ NOEL L. JOHNSON Noel L. Johnson	Chief Operating Officer and President and Director	July 19, 2002
/s/ STEPHEN E. WEBB Stephen E. Webb	Chief Financial Officer (Principal Financial and Accounting Officer)	July 19, 2002
/s/ KHALID AL-MANSOUR Khalid Al-Mansour	Director	July 19, 2002
/s/ ALLEN M. KRASS Allen M. Krass	Director	July 19, 2002
/s/ WILLIAM ROSS William Ross	Director	July 19, 2002
/s/ CHARLES P. ROTHSTEIN Charles P. Rothstein	Director	July 19, 2002

/s/ ARTHUR SAMBERG Arthur Samberg	Director	July 19, 2002
/s/ ROBERT THEIS Robert Theis	Director	July 19, 2002

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PART II INFORMATION REQUIRED IN FORM S-8 REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY